Exhibit 5.2

[Letterhead of Quarles & Brady LLP]

January 14, 2009

Actuant Corporation

13000 West Silver Spring Drive

Butler, WI 53007

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Actuant Corporation, a Wisconsin corporation (the “Company”) on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering on a delayed basis pursuant to Rule 415 under the Act of an indeterminate amount of (i) one or more series of the Company’s debt securities (the “Debt Securities”), (ii) shares of the Company’s Class A Common Stock, par value $.20 per share (the “Common Shares”); (iii) shares of the Company Cumulative Preferred Stock, $1.00 par value per share (“Preferred Shares” which may be represented by depositary shares); (iv), warrants for Common Shares or Preferred Shares (the “Equity Warrants”) and warrants for Debt Securities (the “Debt Warrants” and, together with the Equity Warrants, the “Warrants”); (v) stock purchase contracts, and (vi) stock purchase units (collectively, the “Securities”), all of which Securities may be sold from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

We have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, as amended to date; (iii) corporate proceedings of the Company relating to the Registration Statement, the Securities and the transactions contemplated thereby; and (iv) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the terms of each particular issue of Common Shares, Preferred Shares, depositary shares and Warrants offered and the terms of the offering thereof; (iii) all Common Shares, Preferred Shares, depositary shares and Warrants will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) if Debt Securities or Debt Warrants are issued, the indenture governing the issuance will have been duly qualified under the Trust

Actuant Corporation

January 14, 2009

Indenture Act of 1939, as amended, and will have been duly authorized, executed and delivered by the Company and the trustee thereunder; and (v) a definitive purchase, underwriting, warrant or similar agreement with respect to any Common Shares, Preferred Shares, depositary shares or Warrants offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

On the basis of and subject to the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.	With respect to each offering of the Common Shares, Preferred Shares, depositary shares or Equity Warrants, when (a) the issuance of such Common Shares, Preferred Shares, depositary shares or Equity Warrants, the terms of the offering thereof and related matters shall have been duly authorized by all necessary action of the Board of Directors of the Company; and (b) such Common Shares, Preferred Shares, depositary shares or Equity Warrants have been duly issued in accordance with such authorization and the provisions of the applicable definitive purchase, underwriting, depositary, warrant or similar agreement approved by the Board of Directors of the Company upon payment of the consideration therefor provided for therein, (i) such Common Shares or Preferred Shares will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case, (ii) such Equity Warrants will be duly authorized and legally issued, and (iii) the depositary shares will be duly authorized and legally issued.

We do not express any opinion herein regarding the validity or binding nature of the Debt Securities, Debt Warrants, stock purchase contracts, and/or stock purchase units, which matters are being addressed by other counsel.

We are qualified to practice law in the State of Wisconsin and we do not purport to be experts on the law other than that of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

Actuant Corporation

January 14, 2009

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Certain Legal Matters” in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP
QUARLES & BRADY LLP